UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2007

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Unit Purchase Agreement

     Legacy Reserves LP (the “Partnership”) entered into a Unit Purchase Agreement (the “Purchase Agreement”), dated effective as of November 7, 2007, with Legacy Reserves GP, LLC and certain institutional investors (the “Purchasers”) to sell an aggregate of 3,642,369 units representing limited partner interests in the Partnership (the “Units”) in a private placement (the “Private Placement”). The negotiated purchase price for the Units in the Purchase Agreement was $20.50 per unit, or approximately $75 million in the aggregate.

      The Private Placement closed, and 3,642,369 Units were issued, on November 8, 2007. The Partnership will use the net proceeds from the Private Placement primarily to reduce debt currently outstanding under the Credit Agreement dated as of March 15, 2006, as amended, with BNP Paribas, as administrative agent, and other financial institutions party thereto.  The borrowings were used to finance the acquisition of properties in the Texas Panhandle and Permian Basin which closed during October 2007 for approximately $74 million.  The Private Placement pursuant to the Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

          Pursuant to the Purchase Agreement, the Partnership also agreed to indemnify the Purchasers, and their respective affiliates, officers, directors, employees and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein.

     The foregoing descriptions of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Registration Rights Agreement

     In connection with the Purchase Agreement, the Partnership also entered into a Registration Rights Agreement dated November 8, 2007 (the “Registration Rights Agreement”) with the Purchasers. The Registration Rights Agreement requires the Partnership to file a shelf registration statement with the Securities and Exchange Commission (“SEC”) to register the Units as soon as practicable after the closing date of the Private Placement, but in any event within 90 days after the closing, which occurred on November 8, 2007. In addition, the Registration Rights Agreement requires the Partnership to use its commercially reasonable efforts to cause the shelf registration statement to become effective no later than 180 days after the closing date of the Private Placement (the “Target Effective Date”). If the registration statement covering the Units is not declared effective by the SEC within 180 days after the closing date of the Private Placement (the “Target Effective Date”), then the Partnership will be liable to each Purchaser for liquidated damages, and not as a penalty, of 0.25% of the product of $20.50 (the purchase price) times the number of Units purchased by the Purchaser (the “Liquidated Damages Amount”) per the 30-day period for the first 30 days following the Target Effective Date, increasing by an additional 0.25% of the Liquidated Damages Amount per each non-overlapping 30-day period for each subsequent 30-day period subsequent to the 30 days following the Target Effective Date, up to a maximum of 1.00% of the Liquidated Damages Amount per each non-overlapping 30-day period (i.e., 0.25% for 1-30 days; 0.5% for 31-60 days; 0.75% for 61-90 days; and 1.0% thereafter); provided, that the aggregate amount of liquidated damages payable by the Partnership under the Registration Rights Agreement to each Purchaser shall not exceed 10.0% of the Liquidated Damages Amount with respect to such Purchaser. The Registration Rights Agreement also provides for the payment of liquidated damages in the event the Partnership suspends the use of the shelf registration statement in excess of permitted periods.

     The Registration Rights Agreement also gives certain Purchasers piggyback registration rights with other shelf registration statements under certain circumstances.

     The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Registration Rights Agreement, which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated by reference into this Item 1.01.

Item 3.02  Unregistered Sales of Equity Securities.

     The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events.

     On November 8, 2007, the Partnership issued a press release relating to the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
Exhibit 10.1	Unit Purchase Agreement dated as of November 7, 2007 by and among Legacy Reserves LP, Legacy Reserves GP, LLC and the Purchasers named therein.
Exhibit 4.1	Registration Rights Agreement dated as of November 8, 2007 by and among Legacy Reserves LP and the Purchasers named therein.
Exhibit 99.1	Press Release dated November 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: November 9, 2007	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Unit Purchase Agreement dated as of November 7, 2007 by and among Legacy Reserves LP, Legacy Reserves GP, LLC and the Purchasers named therein.
Exhibit 4.1	Registration Rights Agreement dated as of November 8, 2007 by and among Legacy Reserves LP and the Purchasers named therein.
Exhibit 99.1	Press Release dated November 7, 2007.